Exhibit 99.1
FOR IMMEDIATE RELEASE
JANUARY 26, 2010
Contact:	Jill McMillan, Director, Public & Industry Affairs Phone: (214) 721-9271 Jill.McMillan@CrosstexEnergy.com
CROSSTEX ENERGY, L.P. ANNOUNCES $700 MILLION PRIVATE PLACEMENT OF
SENIOR NOTES DUE 2018
DALLAS, January 26, 2010 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation), announced today that, the Partnership and its subsidiary, Crosstex Energy Finance Corporation, intend to sell $700 million in aggregate principal amount of senior unsecured notes due 2018 in a private placement to eligible purchasers. The transaction is subject to market conditions. The Partnership intends to use the net proceeds of this offering to repay existing long-term indebtedness.
The securities to be offered have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”), or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Partnership plans to offer and issue the notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.
This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

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Crosstex Energy, L.P. Announces $700 Million Private Placement of Senior Notes Due 2018

About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,300 miles of pipeline, 9 processing plants and three fractionators. The Partnership currently provides services for 3.2 billion cubic feet of natural gas per day, or approximately six percent of marketed U.S. daily production.
Crosstex Energy, Inc. owns the two percent general partner interest, a 25 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.
This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to the Partnership’s private placement of senior notes. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward looking statements. These risks include, but are not limited to, risks discussed in the Partnership’s and the Corporation’s filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
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